Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-219617, 333-199424, 333-197366, and 333-177502) on Form S-3 and (Nos. 333-224925, 333-175545, 333-174639, 333-169337, 333-165127 and 333-112201) on Form S-8 of our reports dated March 18, 2019 relating to the consolidated financial statements of BCB Bancorp, Inc. (the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report Form 10-K for the year ended December 31, 2018.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 18, 2019